UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2022

BankGuam Holding Company

(Exact name of registrant as specified in its charter)

Guam	000-54483	66-0770448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. Chalan Santo Papa Hagatna, Guam	96910
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (671) 472-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On November 28, 2022, the BankGuam Holding Company (the “Company”) board of directors appointed Kamia LG Dierking as an independent member of its board as a Class III director to complete the term of the late Martin D. Leon Guerrero, who passed away on April 21, 2022. The appointment will be effective December 27, 2022. On the same day, Ms. Dierking was also appointed to the board of directors of Bank of Guam (“Bank”) and of BG Investment Services Inc., both of which are subsidiaries of the Company, also effective December 27, 2022. Ms. Dierking was not appointed to serve as a member of any Committee at this time.

There are no family relationships between Ms. Dierking and any of the current directors and officers of the Company.

Certain shares of the Company’s common stock are subject to a Voting Trust Agreement (the “VTA”), among certain shareholders. Under the VTA, the parties agreed to grant the Trustee certain powers and rights with respect to shares of common stock of the Company owned by the parties. The VTA provides, among other things, that the Trustee has the power and discretion to vote, consent to or take any shareholder action of any kind concerning the Issuer. The VTA limits this right by (1) requiring that in selecting any nominee or proxy, the Trustee must select a nominee or proxy who is either a shareholder, director or officer of the Issuer; (2) providing that a majority of the shares held by the parties may advise the Trustee in writing that the Trustee is not authorized to take a proposed vote, consent or action; and (3) requiring that if any parties or Permitted Transferees (as defined in the VTA) of the parties are nominees for director of the Company, the Trustee shall vote the shares in favor of such nominees.

Ms. Dierking is a Permitted Transferee as defined in the VTA and was nominated by the family of Mr. Leon Guerrero to complete the remaining term of his directorship after his death. The Nominating and Governance Committee approved the nomination subject to approval by the Company’s board of directors.

There have been no transactions since the beginning of its last fiscal year or any currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Ms. Dierking had or will have a direct or indirect material interest which would be required to be reported herein.

The Bank has had and expects to have banking transactions, including loans, in the ordinary course of business with many of the directors and executive officers of the Bank (and their associates), on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable loans with persons not related to the Company. During 2022, no loan to any director or executive officer of the Company (or their associates) involved more than the normal risk of collectability or presented other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested” director not participating and dollar limitations on the amounts of certain loans, and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the Company, Regulation O has been complied with in its entirety.

Item 8.01.	Other Events.

At its meeting on November 28, 2022, the Company declared a quarterly cash dividend of $50.00 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 7.08% Floating Rate Noncumulative Preferred Stock, Series A. The Company issued a press release on December 2, 2022 regarding the dividend payments. The dividends will be paid on December 30, 2022 to shareholders of record on December 15, 2022.

A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

99.1	Press Release dated December 2, 2022

104	Cover Page Interactive Data File (embedded within WBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2022	BankGuam Holding Company

	By:	/s/ Maria Eugenia H. Leon Guerrero
Maria Eugenia H. Leon Guerrero
Executive Vice President & Chief Operating Officer